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                                                                EXHIBIT 23(M)(I)

                                 WT MUTUAL FUND

                    DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

          The following Distribution Plan (this "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Act") by WT Mutual Fund (the "Trust") for the classes of shares ("12b-1 Shares") of the funds listed on Schedule A attached hereto, as it may be amended from time to time (each, a "Fund"). This Plan was approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan (the "non-interested Trustees"), by votes cast in person at a meeting called for the purpose of voting on this Plan.

          In reviewing this Plan, the Trust's Board of Trustees considered the proposed schedule and nature of payments under this Plan and the Distribution Agreement entered into between the Trust and the distributor (it and any subsequent principal distributor of 12b-1 Shares of the Funds are each referred to as a "Distributor"). The Board of Trustees concluded that the proposed compensation of the Distributor under this Plan for promotion and distribution of 12b-1 Shares of each of the Funds is fair and not excessive. Accordingly, the Board of Trustees determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of each Fund and shareholders of each Fund's 12b-1 Shares. Such approval included a determination that in the exercise of reasonable business judgment of the Board of Trustees and in light of the fiduciary duties of the Board, there is a reasonable likelihood that this Plan will benefit the Trust, each of the Funds and shareholders of each Fund's 12b-1 Shares.

          The provisions of this Plan are:

          1. The Trust shall pay, on behalf of each Fund, to the Distributor a fee in the amount set forth on Schedule A per annum of the average daily net assets of the Trust attributable to a Fund's 12b-1 Shares (or such lesser amount as may be established from time to time by a majority of the Board of Trustees, including a majority of the non-interested Trustees) for advertising, marketing and distributing the Fund's 12b-1 Shares. Such fee shall be payable from the assets attributable to the Fund's 12b-1 Shares and shall be paid in monthly installments promptly after the last day of each calendar month.

          2. In exchange for the fee payable under paragraph 1 of this Plan, the Distributor agrees to incur distribution expenses with respect to each Fund's 12b-1 Shares. For purposes of this Plan, "distribution expenses" shall mean expenses incurred for distribution activities encompassed by Rule 12b-1 under the Act, which may include public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and reports used for sales purposes, as well as any sales commissions or service fees paid to broker-dealers or other financial institutions who have

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executed sales or service agreements with the Trust or the Distributor, which forms of agreements have been approved by a majority of the Board of Trustees, including a majority of the non-interested Trustees, and who sell or provide support services in connection with the distribution of the Fund's 12b-1 Shares.

          3. Nothing in this Plan shall operate or be construed to limit the extent to which each Fund's investment manager (the "Manager") or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of the Trust's 12b-1 Shares.

          4. From time to time, the Manager may make payments to third parties out of its management fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of the Fund's 12b-1 Shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to be authorized by this Plan.

          5. The persons authorized to make payments on behalf of the Trust pursuant to this Plan and the Distributor shall collect and monitor the documentation of payments made to the Distributor pursuant to paragraph 1 of this Plan and the distribution expenses incurred by the Distributor pursuant to paragraph 2 of this Plan. On a quarterly basis, such persons shall furnish to the Trust's Board of Trustees for their review a written report of such payments and expenses for the previous fiscal quarter, and they shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

          6. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a majority of the Trust's Board of Trustees, including a majority of the non-interested Trustees, by votes cast in person at a meeting called for the purpose of voting on this Plan.

          7. This Plan and each agreement entered into pursuant to this Plan may be terminated at any time, without penalty, by vote of a majority of the outstanding shares of the Fund's 12b-1 Shares, or by vote of a majority of the Trust's non-interested Trustees, on not more than sixty (60) days' written notice.

          8. This Plan and each agreement entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust pursuant to paragraph 1 of this Plan without approval by a majority of the outstanding shares of the Fund's 12b-1 Shares.

          9. All material amendments to this Plan or to any agreement entered into pursuant to this Plan shall be approved by a majority of the Trust's Board of Trustees, including a majority of the non-interested Trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.


                                       -2-

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          10. So long as this Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.


                                       -3-

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                                 WT MUTUAL FUND

                     SCHEDULE A TO THE DISTRIBUTION PLAN FOR
                         12B-1 SHARES OF WT MUTUAL FUND
              DATED SEPTEMBER 1, 2005, AS AMENDED NOVEMBER 29, 2005

                                WILMINGTON FUNDS

PORTFOLIO/SHARE CLASS                                           MAXIMUM RULE 12B-1 FEE
---------------------                                           ----------------------
Wilmington Prime Money Market Fund-Investor                            0.20%(1)
Wilmington U.S. Government Money Market Fund-Investor                  0.20%(1)
Wilmington Tax Exempt Money Market Fund-Investor                       0.20%(1)
Wilmington Short/Intermediate-Term Bond Fund-Investor                  0.25%
Wilmington Broad Market Bond Fund-Investor                             0.25%
Wilmington Short-Term Bond Fund-Investor                               0.25%
Wilmington Municipal Bond Fund-Investor                                0.25%
Wilmington Large-Cap Growth Fund-Investor                              0.25%
Wilmington Large-Cap Core Fund-Investor                                0.25%
Wilmington Small-Cap Core Fund-Investor                                0.25%
Wilmington Large-Cap Value Fund-Investor                               0.25%
Wilmington Multi-Manager International Fund-Investor                   0.25%
Wilmington Multi-Manager Real Estate Securities Fund-Investor          0.25%
Wilmington Multi-Manager Large-Cap Fund-Investor                       0.25%
Wilmington Multi-Manager Mid-Cap Fund-Investor                         0.25%
Wilmington Multi-Manager Small-Cap Fund-Investor                       0.25%
Wilmington Aggressive Asset Allocation Fund-Investor                   0.25%
Wilmington Moderate Asset Allocation Fund-Investor                     0.25%
Wilmington Conservative Asset Allocation Fund-Investor                 0.25%
Wilmington Mid-Cap Core Fund-Investor                                  0.25%
Wilmington Small-Cap Growth Fund-Investor                              0.25%
Wilmington Small-Cap Value Fund-Investor                               0.25%
Wilmington ETF Allocation Fund-Investor                                0.25%

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(1)  While the Rule 12b-1 distribution plan provides for reimbursement of up to
     0.20% of the Portfolio's average daily net assets, the Board of Trustees has authorized annual payments of up to 0.10% of the average daily net assets of the Portfolio's Investor Shares.